EXHIBIT 99.1

HEIDRICK & STRUGGLES

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES NAMES NEW

INDEPENDENT DIRECTOR TO ITS BOARD

CHICAGO (June 14, 2004)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced it has named Jill Kanin-Lovers to its Board of Directors.

Kanin-Lovers, 52, was Senior Vice President, Human Resources, at Avon Products, Inc. from 1998 to 2004. Previously, she held executive-level positions in human resources at IBM (1995-1998) and American Express (1992-1995). Prior to that, she worked at Towers Perrin for seventeen years, leaving that company in 1992 as a Vice President and Principal. Among other roles during her tenure at Towers Perrin, Kanin-Lovers was Manager of the Worldwide Compensation Practice and Managing Partner of the Seattle office, with responsibility for that company’s northwest territory.

“During her career, Jill has been instrumental in implementing innovative and successful talent initiatives, working closely with some great leaders at well-known and respected companies,” said Thomas J. Friel, Chairman and CEO of Heidrick & Struggles. “Her unique skill set, experience, and personality make Jill an excellent addition to the Board.”

Added Richard I. Beattie, Chair of the Nominating and Board Governance Committee of the Heidrick & Struggles Board: “Jill is an impressive executive and a recognized human resources expert.”

In addition, Heidrick & Struggles held its annual meeting of shareholders in New York on May 12. At the meeting, shareholders elected four directors to the company’s Board: Richard I. Beattie, Chairman of Simpson Thacher Bartlett; Antonio Borges, Vice Chairman of Goldman Sachs; John A. Fazio, former Senior General Practice Partner of PricewaterhouseCoopers; and Thomas J. Friel, Chairman and CEO of Heidrick & Struggles.

Presently, the Heidrick & Struggles Board comprises six independent directors and two inside directors.

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About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff in Chicago at +1 312-496-1613 or esodorff@heidrick.com.